Exhibit 10.1

TRANSITION, SEPARATION AND RELEASE AGREEMENT

THIS TRANSITION, SEPARATION AND RELEASE AGREEMENT (this “Separation Agreement”) dated as of July 12, 2018 is entered into by and between KEVIN BEAM (“Employee”) and TECHTARGET, INC., a Delaware corporation, with an address at 275 Grove Street, Newton, MA 02466 (“Employer” or “Company”). Employee and Employer are hereinafter individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS, Employer and Employee entered into that certain Amended and Restated Employment Agreement dated January 17, 2008 as amended by that certain Amendment and Waiver to Amended and Restated Employment Agreement dated January 10, 2012 (the “Employment Agreement”); and

WHEREAS, Employer and Employee have mutually agreed to transition Employee’s employment with Employer and terminate the Employment Agreement and Employee’s employment with Employer, effective as of the Separation Date (as defined below); and

WHEREAS, Employer and Employee desire to enter into this Separation Agreement to set forth the terms of their respective rights and obligations with respect to the termination of the Employment Agreement and Employee’s employment with Employer.

NOW THEREFORE, In consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Transition; Termination of Employment Agreement; Separation of Employment.

a.

Effective as of the date of this Separation Agreement (the “Transition Date”) until the close of business on July 24, 2018 (the “Separation Date”), Employee shall provide the Chief Executive Officer and his designees with support as he transitions his responsibilities from his position as President of Employer (the “Transition Period”). During the Transition Period, Employer shall continue to pay Employee the base salary, reimbursable business expenses and all employee benefits provided to Employee on the Transition Date in accordance with Employer’s standard practices. During the Transition Period, nothing in this Separation Agreement shall reduce or eliminate any compensation or benefits that Employee was receiving on the Transition Date. During the Transition Period, Employee may only be terminated by Employer for Cause (as defined below). For purposes of this Separation Agreement, “Cause” means (i) any act by Employee, whether or not involving the Employer or any affiliate of the Employer, of fraud or gross misconduct; (ii) the commission by the Employee of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; or (iii) gross negligence or willful misconduct of the Executive with respect to the Employer or any affiliate of the Employer.

b.

Effective as of the close of business on the Separation Date, Employee’s employment with Employer will automatically be terminated by mutual agreement between Employer and Employee. Accordingly, Employee acknowledges and understands that the Employment Agreement and his employment with Employer will terminate at the close of business on the Separation Date and that, unless Employer and Employee otherwise agree in writing, his last day of employment with Employer pursuant to the Employment Agreement or otherwise will be the Separation Date. Effective as of the Separation Date, Employee shall be deemed to have resigned from all positions that Employee held as an officer, director, and/or member of any committee of Employer; provided, however, Employee agrees to take all actions that are deemed reasonably necessary by Employer to effectuate or evidence such resignations. Employee further acknowledges that, except as otherwise set forth in this Separation Agreement, Employee has received all compensation and benefits to which Employee is entitled as a result of the Employment Agreement, the termination of the Employment Agreement or otherwise as a result of Employee’s employment with Employer and/or Employee’s separation therefrom. Employee understands that, except as otherwise provided in this Separation Agreement, Employee is entitled to nothing further, including reinstatement by Employer.

c.

For the period following the Separation Date and ending on December 31, 2018, Employee agrees that, upon reasonable notice from Employer, he will make himself available by telephone to provide assistance with respect to the transition of his responsibilities and the transfer of knowledge generally regarding the Employer’s operations. In connection with obtaining Employee’s assistance, Employer will not disclose or otherwise provide to Employee any material non-public information.

2.	Compensation and Expense Reimbursement; Transition Period.

a.

The parties agree that Employee shall continue to receive his current base salary, reimbursable expenses and all employee benefits which he is currently receiving through the Separation Date in accordance with Employer’s standard practices. Employer’s obligations under this Section 2(a) are not contingent upon Employee’s execution, delivery and non-revocation of this Separation Agreement.

b.

Employee will receive his final pay check on the next regular pay date following the Separation Date (the “Next Pay Date”). The final pay check will include payment (less applicable withholdings and customary payroll deductions) for all earned, but unpaid, salary through and including the Separation Date (i.e., salary earned, but not yet paid, through and including the Separation Date). Employer will reimburse Employee for any unreimbursed business expenses properly incurred by Employee prior to the Separation Date in accordance with Employer’s expense reimbursement policies and/or practices. Employee will timely submit all such requests in accordance with Employer’s expense reimbursement policies and/or practices, and Employer will process such requests in a manner consistent with such policies and/or practices in effect immediately prior to the Separation Date. Employer’s obligations under this Section 2(b) are not contingent upon Employee’s execution, delivery and non-revocation of this Separation Agreement.

3.	Compensation upon Separation. In consideration of Employee’s execution, delivery and non-revocation of this Separation Agreement:

a.

Employer shall pay Employee, as separation payment (the “Separation Payment”), from the Separation Date through and including December 31, 2018 (the “Final Payment Date”), severance equivalent to the employee’s base salary in effect on the Transition Date. The payment of the Separation Payment will be paid to Employee in installments in a manner and on days that correspond to the Company’s regular paydays and payroll policies and practices. The Separation Payment will be reduced by all applicable withholdings and deductions, including, but not necessarily limited to, income taxes, social security, and health insurance, and will be made by direct deposit to an account of Employee’s choice.

b.

Employer shall continue to provide Employee and his eligible dependents with health insurance coverage until the Final Payment Date (the “Healthcare Coverage”); provided, however, that during the period between the Separation Date and the Final Payment Date, the Company shall deduct an amount equal to the percentage of health insurance premium for which all Company employees are responsible during such period; provided, further, if Employee becomes eligible to obtain alternate healthcare coverage from a new employer prior to the end of the Healthcare Coverage period, then Employer’s obligation to provide continued health care benefits shall cease. Employee understands and agrees that he is obligated to immediately inform Employer if he becomes eligible to obtain alternate healthcare coverage from a new employer prior to the Final Payment Date and further understands that if Employee wishes to continue to obtain coverage after said date, Employee must pay all costs and fees for such additional coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

c.

The unvested equity-based awards held by Employee on the Separation Date will provisionally accelerate and vest on the Separation Date, provided that if Employee subsequently revokes his acceptance of this Agreement after the Separation Date, the unvested equity-based awards will be forfeited retroactively as of the Separation Date.  Notwithstanding the forgoing, because Employee is a “specified employee” as defined by Section 409A of the Internal Revenue Code, the Distribution Date for the Restricted Stock Unit Agreement dated as of August 3, 2016 between Employer and Employee will be delayed until the six month anniversary of the Separation Date.  Following the Separation Date,

Employee will no longer be obligated to comply with the Company’s blackout restrictions regarding the purchase or sale of the Company’s stock. Employee remains subject to all federal and state securities laws and understands that it is a violation of law to trade in Company stock if Employee possesses material non-public information.

d.

Notwithstanding anything contained in the Employment Agreement or in any other agreement to the contrary, Employee expressly acknowledges and confirms that he shall not be entitled to any bonus under any executive payment or performance plan including, but not limited to, the 2018 Executive Incentive Bonus Plan.

4.

Binding Effect. Employer and Employee are bound by this Separation Agreement. This Separation Agreement shall inure to the benefit of and be binding upon the Employer and the Employee, their respective successors, executors, administrators, and heirs.

5.

Company Property. Employee agrees that on or prior to the Separation Date, Employee shall return, unless otherwise directed by the Employer, all of Employer’s and its affiliates’ property in Employee’s possession, custody and/or control, including, but not limited to, all equipment, computers, mobile phones, pass codes, keys, swipe cards, credit cards, documents or other materials, in whatever form or format, that Employee received, prepared, or helped prepare. Employee shall not retain any copies, duplicates, reproductions, computer disks, or excerpts thereof of Employer’s or its affiliates’ documents.

6.

Choice of Law; Venue; Jury Waiver. The terms of this Separation Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws rules. The Parties agree and consent to personal jurisdiction and service and venue in any federal or state court within Massachusetts having subject matter jurisdiction for purposes of any action, suit, or proceeding arising out of or related to this Separation Agreement. EMPLOYER AND EMPLOYEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS SEPARATION AGREEMENT AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY FROM THIS AGREEMENT, AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

7.	General Release.

a.

Employee and his heirs, executors, administrators, agents, beneficiaries, successors in interest, and assignees hereby release, waive, and forever discharge Employer and any past, present, or future owners, shareholders, directors, officers, employees, attorneys, agents, insurers, partners, predecessors and successors in interest, beneficiaries, executors, administrators, personal representatives, heirs, successors, affiliates, and assigns of Employer and any other persons, firms, corporations, or entities with which Employer has been, is now, or may hereafter be affiliated (hereinafter the “Released Parties”), from any and all existing claims, demands, grievances, or lawsuits, whether known or unknown, that involve or arise from the employment relationship between Employee and Employer, or the termination of that relationship prior to the Effective Date (as defined in Section 9) of this Separation Agreement.

b.

Without limiting in any way the foregoing general release, this release specifically includes, but is not limited to, claims, demands, or lawsuits that arise under any of the following laws or regulations: all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act (“ADEA”), the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the Massachusetts Fair Employment

Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, all as amended, or any other theory of recovery including, but not limited, to claims for breach of contract, retaliation, wrongful discharge, and any tort or other claim of personal injury. Employee’s release includes any and all existing claims that in any way involve or arise from the employment relationship between Employee and Employer that exist as of the Employee’s execution of this Separation Agreement, even if the facts and/or legal theories supporting those claims are unknown to Employee at this time.

c.

Employee agrees that he will not bring a lawsuit against Employer and Released Parties asserting any of the claims released in this Separation Agreement. Employee acknowledges and agrees that this Separation Agreement may be pled as a complete bar to any action or suit before any court or adjudicative body with respect to any complaint or claim arising under any federal, state, local or other law relating to any possible claim that existed or may have existed as a result of Employee’s employment or termination with Employer.

d.

Nothing in this Separation Agreement prevents Employee from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state Fair Employment Practices Agency, except, however, Employee acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge, or proceeding. This Separation Agreement shall not preclude Employee from bringing a charge or suit to challenge the validity or enforceability of this Separation Agreement under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990. This Separation Agreement does not prohibit Employee from seeking or obtaining a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

e.

Employee affirmatively represents that he has disclosed to Employer any and all facts of which he is aware that relate to any purported wrongdoing related to or pertaining in any way to Employer and the Released Parties and that he is not aware of any facts or allegations that have not been disclosed to Employer.  Employee also affirmatively represents that he is not aware of any claims he is not releasing through this Separation Agreement.

f.

The waivers and releases contained herein do not waive and release: (i) any rights Employee is precluded from waiving under any applicable law, rule or regulation; (ii) any claim to enforce Employee’s rights under this Separation Agreement; or (iii) any claim for indemnification arising from or related to acts or omissions taken by Employee during his employment with the Company under the Company’s Certificate of Incorporation, its bylaws or its directors and officers liability insurance policies, in each case in accordance with their respective terms and limitations.

g.

Employer hereby releases, waives and forever discharges, Employee and his heirs, executors, administrators, agents, beneficiaries, successors in interest and assignees of and from, any and all claims growing out of, resulting from, or connected in any way to Employee’s employment with Employer and/or Employee’s separation from employment with the Employer, provided that the Company’s waivers and releases contained herein do not waive and release any claim to enforce Employer’s rights under this Separation Agreement.

h.

As a result of and in connection with the general statements of release of claims above, the Parties intend that each Party is releasing, waiving and discharging any and all claims and demands, known or unknown, and all manner of action and actions, causes of action, suits, administrative proceedings, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, torts, trespasses, damages, judgments, executions, warranties, claims and demands whatsoever, in law or in equity, which each Party ever had or now has or in the future may have against the other Party, by reason of any matter, cause or thing whatsoever arising at any time up to the Effective Date of this Separation Agreement.

8.

Age Discrimination in Employment Act; Older Workers Benefit Protection Act of 1990. Employee acknowledges and agrees that, by entering into this Separation Agreement, Employee is waiving any and all rights or claims that Employee may have under (“ADEA”), as amended, arising on or before the Effective Date. Employee further expressly agrees that:

a.

Employee is knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA, but is not waiving rights or claims that may arise after the date Employee signs this Separation Agreement;

b.	Employee has been given the opportunity and has in fact read this entire Separation Agreement and has had all questions regarding its meaning answered to Employee’s satisfaction;

c.	Employee was advised and hereby is advised in writing to seek independent legal advice and/or counsel of Employee’s own choosing prior to the execution of this Separation Agreement;

d.

Employee fully understands the contents of this Separation Agreement and understands that it is a FULL WAIVER OF ALL CLAIMS against the Released Parties given in return for valuable consideration, which is in addition to anything of value to which Employee  is already entitled; and

e.

Employee enters into this Separation Agreement knowingly and voluntarily in exchange for the promises referenced herein AND THAT NO OTHER REPRESENTATIONS HAVE BEEN MADE TO EMPLOYEE TO INDUCE OR INFLUENCE EMPLOYEE’S EXECUTION OF THIS SEPARATION AGREEMENT.

9.

Review Period; Right to Revoke. Employee acknowledges that he has been given at least 21 days to consider this Separation Agreement. Employee agrees that, if Employee signs this Separation Agreement before the end of the above 21-day period, Employee’s signature is intended to waive Employee’s right to consider the Separation Agreement for 21 days. If Employee fails to sign this Separation Agreement within the 21-day review period described above, this Separation Agreement is withdrawn. The Parties agree that Employee may revoke this Separation Agreement at any time within seven (7) days after signing the Separation Agreement by written notice, delivered by certified mail, to the below address. The Parties acknowledge and agree that this Separation Agreement is not effective or enforceable until it is returned to Employer and the 7-day revocation period has expired (“Effective Date”). Notice of revocation must be delivered in writing to Employer no later than the seventh day of the revocation period to: Charles Rennick, Vice President & General Counsel, 275 Grove Street, Newton, Massachusetts 02466.

10.	Covenant Not to Compete.

a.

Employee agrees that from the Effective Date through and including the nine (9) month period subsequent to the Final Payment Date (the “Non-Compete Term”) Employee: (i) will not directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any competing business that publishes technology-related content, provides purchase-intent data, or operates technology-related events and, in any case, derives its revenue from selling products and services similar to products and services offered by the Employer to customers and prospects similar to Employer’s own customers and prospects; (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employer (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Employer); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employer.

Employee understands that the restrictions set forth in this Section 10 are intended to protect Employer’s interest in its Confidential Information (as defined in Section 8(a) of the Employment Agreement) and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.  Employee acknowledges and agrees that the specific companies listed in the Employer’s most recent periodic filing are considered competitors of Employer. Employee further acknowledges that the specific companies listed as competitors create only a limited list of potential competitors and that other companies or entities may be deemed to be competitors based on the nature of their products and services and how they compete in the marketplace against Employer’s customers and prospects.

At the Employee’s request, Employer will update the listing of specific companies. Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a competing business.

b.

Employee acknowledges and agrees that the services rendered to Employer are of a unique, special and extraordinary character which would be difficult or impossible for Employer to replace or protect, and by reason thereof, Employee hereby agrees that in the event he violates any of the provisions of Section 10(a), Employer shall, in addition to any other rights and remedies available to it, at law or otherwise, be entitled to an injunction or restraining order to be issued by any court of competent jurisdiction in any state enjoining and restraining the Employee from committing any violation of Section 10(a). Employee acknowledges and agrees that, if (i) he breaches any of the terms of this Separation Agreement, or (ii) there is a material restatement of the Company’s financial statements for the first quarter or second quarter of fiscal 2018 as a result of, based upon, or in connection with Employee’s fraud or willful misconduct, he shall forfeit all rights to receive any amounts otherwise payable to him pursuant to Section 3 of this Separation Agreement and he shall immediately repay to the Company the entire gross amount that was previously paid to him thereunder (including any gains realized from the vesting of equity-based awards) and shall forever release and discharge Employer and its parents, subsidiaries, affiliates, successors, and assigns from the performance of any obligations arising from this Separation Agreement, but shall not release Employee from performance of his obligations under this Separation Agreement.

c.

The covenants in this Section 10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and the Separation Agreement shall thereby be reformed to reflect the same.

d.

All of the covenants in this Section 10 shall be construed as an agreement independent of any other provision in this Separation Agreement, and the existence of any claim or cause of action of Employee against Employer whether predicated on this Separation Agreement or otherwise shall not constitute a defense to the enforcement by Employer of such covenants.

e.

Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which Employee shall be prohibited from engaging in any competitive activity described in this Section 10, the period of time for which Employee shall be prohibited pursuant to this Section 10 shall be the maximum time permitted by law.

11.

Mutual Non-Disparagement. Employee agrees that he will not make any public media statements with respect to the Company without the prior approval of the Company and that he will not disparage or knowingly make false or defamatory statements about Employer, its products, directors, officers, executives, employees, prospects, customers, or past transactions in any manner whatsoever (including through the use of any social networking sites, blogs, forums or any similar medium, including in response to inquiries from other users of such medium) whether directly or indirectly through a third party. Employer agrees to instruct its senior corporate executives having the position of Vice President or above and the current members of its Board of Directors not to disparage or knowingly make false or defamatory statements regarding Employee. This Section shall not apply to communications required by law, or that are otherwise privileged as a matter of law. Employee’s non-disparagement obligations under this Section do not interfere with or restrict his ability to communicate with any federal, state, or local agency, including any with which a charge has been filed.

12.

Ownership of Claims/Beneficiaries. Employee represents and warrants that no other person or entity has any interest in the claims, obligations, or damages referred to in this Separation Agreement and that he has the sole right and exclusive authority to execute this Separation Agreement.

13.

Standstill. Employee agrees that for a period of twelve (12) months following the Final Payment Date, Employee shall not acquire debt or equity securities of the Company for his own beneficial ownership or as part of a “group” (as defined under the securities laws of the United States) representing more than (a) 1% of the Company’s outstanding common stock or (b) 5% of the Company’s outstanding debt securities. Additionally, Employee shall not seek or cooperate with those seeking a change of controls at the Company.

14.

Unauthorized Disclosure. Employee shall not make any Unauthorized Disclosure. For purposes of this Separation Agreement, “Unauthorized Disclosure” shall mean disclosure by Employee without the consent of the Board of Directors of the Employer to any person of any Confidential Information obtained by Employee while in the employ of Employer (including, but not limited to, any Confidential Information with respect to any of Employer’s customers or methods of distribution) the disclosure of which he knows or has reason to believe will be materially injurious to Employer; provided, however, that such term shall not include the disclosure by Employee, without consent, of any information known generally to the public or any information not otherwise considered confidential by a reasonable person engaged in the same business as that conducted by Employer.

15.

Severability.  In the event that any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Separation Agreement, but this Separation Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change so as to cause completion of the matters contemplated herein to be unreasonable.

16.

Entire Agreement and Continuing Obligations. This Separation Agreement constitutes the sole and entire agreement between the Parties regarding the subject matter addressed herein, and supersedes any and all understandings and agreements that may have been reached earlier on this subject matter, with the exception of the continuing obligations outlined in this Section. There are no understandings, representations, or agreements other than those set forth in this Separation Agreement.  No provision of this Separation Agreement shall be amended, waived or modified except in writing, signed by the Parties.

17.

Code Section 409A. The terms of this Separation Agreement shall be construed and administered in a manner calculated to satisfy the short-term deferral exception under Treas. Reg. Section 1.409A-1(b)(4); the separation pay plan exception under Treas. Reg. Section 1.409A-1(b)(9)(iii); and/or the welfare benefit exception under Treas. Reg. 1.409A-1(b)(9)(v) to Internal Revenue Code Section 409A and the applicable regulations and guidance promulgated thereunder (“Section 409A”). Any reference in this Separation Agreement to a termination of employment (or similar term) means a “separation from service” as defined in Section 409A and the applicable guidance issued thereunder.  In the event the Separation Agreement fails to satisfy an exception to Section 409A, it will be construed and administered in accordance therewith to the maximum extent permitted by law. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while Employee is a “specified employee” (as defined by Section 409A) with, and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of Employee’s estate following his death.  All rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits for purposes of applying Section 409A.  If any payment subject to Section 409A is contingent on the delivery of a release by Employee and could occur in either of two years, the payment will occur in the later year. Nothing in this Separation Agreement shall be construed as a guarantee of any particular tax treatment to Employee.  Employee shall be solely responsible for the tax consequences with respect to all amounts payable under this Separation Agreement, and in no event shall Employer have any responsibility or liability if this Separation Agreement does not meet any applicable requirements of Section 409A.

18.	Headings. All captions and section headings used in this Separation Agreement are for convenient reference only and do not form a part of this Separation Agreement.

19.

Counterparts. This Separation Agreement may be signed in counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument. The Parties agree that signatures delivered via facsimile, electronic mail (including pdf) or other transmission method shall be deemed to have been duly and validly delivered, are true and valid signatures for all purposes hereunder and shall bind the parties to the same extent as that of original signatures.

Agreed to and accepted on this 12 day of July, 2018.

EMPLOYER:

TechTarget, Inc.

By:	/s/ Michael Cotoia
Michael Cotoia, Chief Executive Officer

I REPRESENT THAT I HAVE CAREFULLY READ THIS SEPARATION AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF THIS SEPARATION AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THIS SEPARATION AGREEMENT. IN ENTERING INTO THIS SEPARATION AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED HEREIN. I FURTHER ACKNOWLEDGE THAT I HAVE BEEN ADVISED TO CONSULT WITH LEGAL COUNSEL REGARDING THE TERMS OF THIS SEPARATION AGREEMENT AND HAVE CONSULTED WITH COUNSEL OR HAVE HAD SUFFICIENT OPPORTUNITY TO DO SO.

Acknowledged, agreed to, and accepted on this 12 day of July, 2018.

Witness:	EMPLOYEE:

/s/ Daniel Noreck	/s/ Kevin Beam
Kevin Beam